Exhibit 10(bb)

SUPPLEMENTAL RETIREMENT AGREEMENT

THIS AGREEMENT made as of this 24th day of December, 2008.

BETWEEN:

POTASH CORPORATION OF SASKATCHEWAN INC., a corporation incorporated under the laws of the province of Saskatchewan (hereinafter called “PCS Inc.”)

AND

Stephen F. Dowdle of Northbrook, Illinois, an executive of the Corporation (hereinafter called the “Executive”).

WHEREAS the Executive is in the employ of PCS Inc. or one of its Affiliates (hereinafter collectively the “Corporation”) and renders valuable service to the Corporation;

AND WHEREAS the Corporation desires to recognize the value of the Executive’s service and to secure his continued employment;

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, the Executive and the Corporation covenant and agree as follows:

1.	DEFINITIONS.

For purposes of this Agreement, the following definitions shall apply.

“Actuarial Equivalent Factors” means an actuarially equivalent benefit based on the current actuarial factors in the SERP. Effective as of January 1, 2006, lump sum benefits shall be calculated using the IRS Interest Rate and IRS Mortality Table (as defined in the SERP), and in the absence of reference to specific actuarial assumptions, the mortality table shall be the 1994 Unisex Pension Table with male annuity factors weighted at 50% and female annuity factors weighted at 50%, and an interest rate of 8% per year.

“Affiliate” or “Affiliates” means an entity whose employees, together with the employees of PCS Inc., are required, by Code section 414(b) or (c) to be treated as if they were employed by a single employer.

“Benefit Service” means “benefit service” as defined in the PCS U.S. Employees’ Pension Plan (for full-time employees), determined by using the “elapsed time” method of crediting service, and determined based on the Executive’s period of employment, beginning on July 1, 1989 with Canpotex and continuing with the Corporation.

“Change in Control” shall have the meaning set forth in the SERP.

“Code” means the Internal Revenue Code of 1986, as amended.

“Pension Plan” for purposes of this Agreement, means all of the following plans:

(a)	the PCS U.S. Employees’ Pension Plan,

(b)	the PCS Supplemental Retirement Plan for U.S. Executives, and

(c)	any defined benefit plan sponsored by Canpotex, in which the Executive may have participated between July 1, 1989 and August 20, 1999.

“Retirement” or to “Retire” means, for purposes of this Agreement, any Separation from Service of the Executive (other than for Cause, as defined under the SERP) on or after the attainment of age 55.

“Separation from Service” means any termination of employment with the Corporation for any reason; provided, however, that no Separation from Service is deemed to occur while the Executive is on military leave, sick leave or other bona fide leave of absence that does not exceed six (6) months, or if longer, the period during which the Executive’s right to reemployment with the Corporation is provided either by statute or by contract. For purposes of determining whether a Separation from Service from the Corporation has occurred, “Affiliates” will be identified in accordance with Code section 414(b) or (c), except that in applying Code section 1563(a)(1), (2), and (3) for purposes of Code section 414(b) or in applying Treas. Reg. §1.414(c)-2 for purposes of Code section 414(c), the language “at least 50 percent” shall be used instead of the language “at least 80 percent” each place it appears in such Code and regulations sections. Whether the Executive has incurred a Separation from Service shall be determined in accordance with the 409A Guidance (as defined in paragraph 8).

“SERP” means the PCS Supplemental Retirement Plan for U.S. Executives, as in effect as of the date hereof and as may thereafter be amended from time to time (“SERP”).

“Spouse” shall have the meanings given this term in the PCS Inc. Pension Plan from time to time.

2.	QUALIFICATION FOR PENSION PLAN SUPPLEMENT

To qualify for the supplemental retirement benefits described in this Agreement, the Executive shall remain in the continuous service of the Corporation from the date of this Agreement until his Retirement from the Corporation.

3.	RETIREMENT DATES

(a)	Normal Retirement

Upon the Executive’s Retirement from the Corporation at age 65, the Executive shall receive the supplemental retirement benefits as described in paragraph 4.

(b)	Early Retirement

If the Executive Retires from the Corporation after attaining age 55, but prior to attainment of age 65, the Executive shall receive supplemental retirement benefits as described in paragraph 4, except that such supplemental retirement benefits shall be reduced by:

(i)	1/2 of 1% for each of the first sixty months that the commencement date of the supplemental retirement benefit payments precedes the Executive’s attainment of age 65, and

(ii)	1/3 of 1% for each of the next sixty months that the commencement date of the supplemental retirement benefit payments precedes the Executive’s attainment of age 65.

(c)	Special Early Retirement

If the Executive Retires from the Corporation after attaining age 62 and accruing twenty years of Benefit Service, the Executive shall qualify for an unreduced retirement benefit.

(d)	Postponed Retirement

If the Executive Retires from the Corporation after attaining age 65, the Executive shall continue to accrue benefits under this Agreement until his actual Retirement date and shall receive the supplemental retirement benefits as described in paragraph 4.

4.	AMOUNT OF SUPPLEMENT

The annual supplemental retirement benefit payable under this Agreement, if any, shall be calculated as follows:

(a)	the annual benefit that the Executive would have accrued under Section 4.1 of the PCS U.S. Employees’ Pension Plan benefit formula, determined on a life-only annuity basis, but according to the following modifications:

(i)	the benefit shall be determined by including all Benefit Service, and

(ii)	the benefit shall be determined without regard to Code sections 401(a)(17) and 415

MINUS

(b)	the annual retirement benefit which can be provided to the Executive under the Pension Plan on a life-only annuity basis.

For purposes of calculating the offset amount under section (b) above, the Corporation shall determine an actuarial equivalent annuity offset representing the employer portion of benefits reasonably expected to be provided under the Pension Plan, based on the Actuarial Equivalent Factors. The exchange rate used to convert Canadian or U.S.

dollars shall be the rate in effect at noon on the business day immediately preceding the Executive’s Separation from Service.

5.	PAYMENT OF PENSION PLAN SUPPLEMENT FOLLOWING RETIREMENT

(a)	Form of Payment

The supplemental retirement benefits payable pursuant to paragraph 4 shall be paid to the Executive in the form of a single lump sum payment, calculated as of the first day of the month immediately following the Executive’s last day of employment. The lump sum payment shall reflect the present value of the life annuity benefit described in paragraph 4, and shall be calculated based on the Actuarial Equivalent Factors. The lump sum payment shall also include an “earnings adjustment,” as further described in section (b) below.

(b)	Timing of Payment

The lump sum payment described in section (a) above shall be paid to the Executive on the date that is six months following the date the Executive Retires from the Corporation. Should the Executive die after Retirement, but prior to receiving payment, such lump sum payment shall be made to the Executive’s Spouse or other beneficiary designated by the Executive, or otherwise to the Executive’s estate 90 days after the Executive’s death. The lump sum payment shall include an “earnings adjustment” to reflect the six-month delay described above. The appropriate earnings adjustment shall be determined by the Corporation, using the same interest rate as was used to calculate the unadjusted lump sum payment described in section (a) above.

6.	DEATH PRIOR TO RETIREMENT

Should the Executive die after being vested under the PCS U.S. Employees’ Pension Plan and this Agreement, but before the distribution to him is made under this Agreement, the Executive’s designated beneficiary (or the Executive’s estate if there is no surviving beneficiary) shall be entitled to a supplemental death benefit in the amount equal to the greater of:

(a)	the present value of the survivor benefit that would be payable to a beneficiary as if the Executive died after commencing his benefit, calculated pursuant to paragraph 4, in the form of an actuarially equivalent joint and 50% survivor annuity, which is computed using the Actuarial Equivalent Factors; or

(b)	the present value of the survivor benefit that would be payable to a beneficiary as if the Executive died after commencing his benefit, calculated pursuant to paragraph 4, in the form of an actuarially equivalent single life and ten (10) year certain annuity, computed using the Actuarial Equivalent Factors.

Such supplemental death benefit shall be payable to the beneficiary in the form of a single lump sum payment 90 days following the Executive’s death.

7.	FUNDING

(a)	General

The Corporation will not be required to establish or contribute to a trust fund or other funding arrangement of any kind for the provision of the supplemental retirement benefit or any other payment which may become payable under this Agreement. Neither the Executive nor any other person shall acquire by reason of this Agreement any right in or title to any assets, funds or property of the Corporation. Any benefits which become payable hereunder shall be paid from the general assets of the Corporation. The Executive shall have only a contractual right to the amounts, if any, payable hereunder unsecured by any asset of the Corporation. Nothing contained in this Agreement constitutes a guarantee by the Corporation that the assets of the Corporation shall be sufficient to pay any benefit to any person.

(b)	Establishment of Rabbi Trust

The Compensation Committee of the Board of PCS, Inc. (the “Committee”) may, at its sole and absolute discretion, establish an irrevocable rabbi trust that is a grantor trust within the meaning of Code sections 671-677 for the benefit of the Executive and beneficiaries of the Executive (as well as for other participants and beneficiaries in nonqualified plans and agreements sponsored by the Corporation). Such a trust shall have an independent trustee, selected by the Committee, who shall have fiduciary duty to carry out the terms and conditions of the Plan. The provisions of sections (c), (d), and (e) below shall apply only if the Committee exercises its discretion and establishes a rabbi trust.

(c)	Terms of Rabbi Trust

The assets of the rabbi trust shall be subject to the claims of general creditors in the event of a bankruptcy or insolvency under such terms that are specifically defined by the provisions of the rabbi trust and under a required procedure for notifying the trustee of any such bankruptcy or insolvency.

(d)	Funding

(i)	In General

Except as provided in paragraph (ii) below, at the sole and absolute discretion of the Committee, the Corporation shall contribute cash to the rabbi trust for the benefit of the Executive and his or her beneficiaries, as the Committee deems appropriate.

(ii)	Change in Control

If a Change in Control occurs, the rabbi trust shall be funded immediately with an amount equal to the actuarial equivalent of the benefits under the

Agreement. The Corporation’s actuary shall determine the amount to be funded.

(e)	Distributions

Following a Change in Control, distributions of the Executive’s benefits shall be made from the rabbi trust directly to the Executive or the Executive’s beneficiary in accordance with paragraph 5 or 6 (as the case may be). To the extent any benefits provided under this Agreement are actually paid from the rabbi trust, the Corporation shall have no further obligation for the benefit to the extent so paid, but to the extent not so paid, such benefits shall remain the obligation of, and shall be paid by the Corporation.

8.	Section 409A

It is intended that the Agreement comply with the provisions of Code section 409A and the final regulations and any other guidance issued by the IRS or the Treasury thereunder (the “409A Guidance) to prevent the inclusion in gross income of any amount available to the Executive hereunder in a taxable year that is prior to the taxable year or years in which such amounts would otherwise be actually distributed or made available to the Executive. All provisions in the Agreement shall be interpreted in a manner consistent with the 409A Guidance Any provisions that would cause the Agreement to fail to satisfy the 409A Guidance shall have no force and effect until amended to comply with the 409A Guidance (which amendment may be retroactive to the extent permitted by the 409A Guidance). Notwithstanding the foregoing, the Corporation does not guarantee any tax consequences of the Executive’s entitlement to or receipt of payments under the Agreement, and the Executive shall be solely responsible for payment of any tax obligations he may incur in connection with the benefits provided under the Agreement.

9.	SUCCESSORS AND ASSIGNS

This Agreement shall inure to the benefit of and be binding upon the Corporation and its assigns and upon the Executive and his heirs, executors, administrators, successors and assigns.

10.	WITHHOLDING TAX

The benefits payable pursuant to this Agreement shall be subject to such withholding tax as required by law.

11.	AMENDMENT

This Agreement may be amended at any time upon the written agreement of the Corporation and the Executive. This Agreement when duly signed by the Corporation and the Executive shall replace any prior Agreement dealing with supplemental Executive retirement income.

12.	GOVERNING LAWS

This Agreement shall be governed by the laws applicable in the state of Illinois.

IN WITNESS WHEREOF the Corporation has executed this Agreement by its duly authorized officers on its behalf and the Executive has executed this Agreement as of the date first above written.

POTASH CORPORATION OF SASKATCHEWAN INC.

/s/ JOHN W. ESTEY

EXECUTIVE

/s/ STEPHEN F. DOWDLE

SIGNED SEALED AND DELIVERED in the presence of:

Barbara Jane Irwin
Name of Witness

/s/ BARBARA JANE IRWIN
Signature of Witness